EXHIBIT 99.1

Consolidated Communications Reports Third Quarter 2011 Results

  Grew broadband subscribers by 2,800 and total connections by 3,700.
  Delivered best access line performance in seven years.
  Generated $32.1 million in operating cash flow providing a strong dividend payout ratio.

MATTOON, Ill., Nov. 3, 2011 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the third quarter ended September 30, 2011.

Third quarter 2011 financial summary:

  Revenue was $92.5 million.
  Net cash from operations was $32.1 million.
  Adjusted EBITDA was $46.3 million.
  Dividend payout ratio was 55.7%.
  Cash and cash equivalents ended at $92.0 million.

"I am pleased to report another solid quarter both operationally and financially," said Bob Currey, President and Chief Executive Officer. "We delivered significant operating cash flow and continued to build liquidity and flexibility with our balance sheet."

"Customer reception to our marketing initiatives in the quarter was very good. Our bundling efforts helped us deliver strong growth in broadband subscribers and our best access line performance in seven years. We added nearly 1,000 internet customers and 1,800 video subscribers," Currey concluded.

Operating Statistics at September 30, 2011, Compared to September 30, 2010.
	Period Ended September 30,
	2011	2010	Increase/(decrease)%

Total connections	466,426	454,664	11,762	2.60%
Local access lines	230,251	239,695	(9444)	(3.9%)
DSL subscribers	109,572	104,933	4,639	4.4%
IPTV subscribers	32,981	27,953	5,028	18.0%
ILEC VOIP lines	8,916	8,770	146	1.7%
CLEC access line equivalents	84,706	73,313	11,393	15.5%

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $20.8 million, and the dividend payout ratio was 55.7%. At September 30, 2011, cash and cash equivalents were $92.0 million, representing an increase of $36.0 million over the prior year period. The Company made capital expenditures of $10.5 million and contributed $3.8 million to its pension plan in the quarter.

Financial Highlights for the Third Quarter Ended September 30, 2011

  Revenues were $92.5 million, compared to $95.6 million in the same period of 2010. Revenue declined by $2.5 million year over year after excluding $0.6 million from the operator service business unit that was divested last year. Declines in local calling services, subsidies and long distance were partially offset by increases in data and internet revenues.

  Depreciation and amortization was $22.2 million, compared to $21.9 million for the same period in 2010.

  Income from operations was $15.2 million, compared to $15.6 million in the third quarter of 2010.  The decrease is mainly due to higher depreciation and increases in costs related to our video services. These were partially offset by lower access related expenses and reduced building lease costs.

  Interest expense, net was $13.4 million, compared to $11.7 million in the same quarter last year. The higher expense is primarily due to the recognition of a $1.4 million pre-tax benefit to interest expense in the third quarter of 2010 related to the reduction of liabilities for uncertain tax positions.

  Other income, net was $6.9 million, compared to $7.0 million for same period in 2010.  Cash distributions from our wireless partnerships were $6.9 million for both the current quarter and the same quarter of 2010.

  Net income attributable to common stockholders was $5.8 million, compared to $11.8 million in the third quarter of 2010. The decline was $0.5 million, after excluding the $5.5 million non-cash reversal of uncertain tax liabilities in the third quarter of 2010. The $5.5 million reversal in 2010 included $4.6 million recognized as a benefit to taxes and $0.9 million, after tax, as a benefit to interest expense. "Adjusted net income applicable to common stockholders" excludes these and certain other items in the manner described in the table provided in this release. On that basis, "adjusted net income attributable to common stockholders" was $6.1 million, compared to $6.8 million in the same quarter of 2010.

  Diluted net income per common share was $0.19, compared to $0.40 in the third quarter of 2010. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for the current quarter was $0.21, compared to $0.23 in the same period the prior year.

  Net cash provided from operating activities was $32.1 million, compared to $24.7 million for the third quarter in 2010.

  Adjusted EBITDA was $46.3 million, compared to $46.7 million for the same period in 2010.

  The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.24 times to one.

Financial Highlights for the Nine Months Ended September 30, 2011

  Revenues were $280.6 million, compared to $289.6 million in the same period of 2010. Excluding the $3.7 million of revenue associated with two business units that were sold during 2010, revenues declined by $5.3 million. The decline was primarily attributable to local calling, long distance, network access and subsidies, which were all lower due to the loss of access lines. These were partially offset by increases in data and internet revenue related to the growth of our broadband services.

  Net Income attributable to common stockholders was $18.5 million, compared to $25.8 million in the prior year period. The decline is primarily due to the $5.5 million impact from the reversal of uncertain tax liabilities in 2010 and refinancing and restructuring costs of $1.9 million, net of tax in 2011.

  Diluted net income per common share was $0.61, compared to $0.86 for the same period in 2010. "Adjusted diluted net income per common share" as described in the table provided in this release was $0.73 versus $0.75 for the nine months ended September 30, 2010.

  Net cash provided from operating activities increased $13.6 million to $93.3 million, compared to $79.7 million for the nine month period in 2010.

  Adjusted EBITDA increased $1.4 million to $141.2 million, compared to $139.8 million for the same period in 2010.

Financial Guidance

For 2011, the Company is narrowing its full year guidance for capital expenditures and cash interest expenses while lowering its guidance for cash taxes. Capital expenditures are now expected to be in the range of $40.0 million to $41.0 million versus previous guidance of $38.0 million to $41.0 million. Cash interest is now expected to be in the range of $47.0 million to $48.0 million compared to previous guidance of $45.0 million to $48.0 million. Cash taxes are now expected to be in the range of $8.0 million to $9.0 million, which is lower than previous guidance of $9.0 million to $11.0 million.

Dividend Payments

On October 31, 2011, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on February 1, 2012 to stockholders of record at the close of business on January 15, 2012.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss third quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 17430395. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until November 10, 2011 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis. We believe net cash provided by operating activities is the GAAP financial measure most directly comparable to EBITDA.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash taxes; this calculation differs in certain respects from the similar calculation used in the credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. As of September 30, 2011, the Company had 230,251 ILEC access lines, 84,706 Competitive Local Exchange Carrier (CLEC) access line equivalents, 109,572 DSL subscribers, 32,981 IPTV subscribers and 8,916 VOIP lines. The Company offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated's service areas; changes in the valuation of pension plan assets, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; the substantial amount of debt and Consolidated's ability to repay or refinance it or incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 92,005	$ 67,654
Accounts receivable, net	35,537	42,012
Prepaid expenses and other current assets	24,967	26,584
Total current assets	152,509	136,250

Property, plant and equipment, net	337,986	356,057
Intangibles, net and other assets	699,878	717,239
Total assets	$ 1,190,373	$ 1,209,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 6,600	$ --
Current portion of capital lease obligation	181	132
Accounts payable	11,503	9,972
Accrued expenses and other current liabilities	57,314	65,488
Total current liabilities	75,598	75,592

Capital lease obligation less current portion	4,571	3,993
Long-term debt	873,400	880,000
Other long-term liabilities	173,085	178,086
Total liabilities	1,126,654	1,137,671

Stockholders' equity:
Common stock, $0.01 par value	299	298
Paid in capital	83,553	98,126
Accumulated other comprehensive loss	(25,497)	(31,471)
Total Consolidated Communications Holdings, Inc.
stockholders' equity	58,355	66,953
Noncontrolling interest	5,364	4,922
Total stockholders' equity	63,719	71,875
Total liabilities and stockholders' equity	$ 1,190,373	$ 1,209,546

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$ 92,548	$ 95,576	$ 280,612	$ 289,615
Operating expenses:
Cost of services and products	33,913	36,371	103,864	107,960
Selling, general and administrative
expenses	21,257	21,686	63,643	65,879
Depreciation and amortization	22,161	21,918	66,306	64,920
Income from operations	15,217	15,601	46,799	50,856
Other income (expense):
Interest expense, net	(13,447)	(11,723)	(37,783)	(37,675)
Other income, net	6,919	7,040	20,370	20,026
Income before income taxes	8,689	10,918	29,386	33,207
Income tax expense (benefit)	2,723	(1,049)	10,410	7,015
Net income	5,966	11,967	18,976	26,192
Less: Net income attributable to noncontrolling interest	148	130	442	385
Net income attributable to Consolidated Communications
Holdings, Inc.	$ 5,818	$ 11,837	$ 18,534	$ 25,807

Diluted net income attributable to Consolidated
Communications Holdings, Inc. per common share	$ 0.19	$ 0.40	$ 0.61	$ 0.86

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

OPERATING ACTIVITIES
Net income	$ 5,966	$ 11,967	$ 18,976	$ 26,192
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization	22,161	21,918	66,306	64,920
Stock-based compensation expense	583	621	1,672	1,740
Non-cash change in uncertain tax positions	(302)	(5,186)	(302)	(5,186)
Loss on disposal of assets	186	14	190	902
Other adjustments, net	2,386	426	3,046	1,250
Changes in operating assets and liabilities, net	1,126	(5,086)	3,421	(10,073)
Net cash provided by operating activities	32,106	24,674	93,309	79,745
INVESTING ACTIVITIES
Return of capital in excess of earnings	20	--	76	--
Proceeds from sale of investments	--	--	--	35
Cash value from termination of life insurance	83	--	83	--
Proceeds from sale of assets	31	25	427	997
Capital expenditures	(10,542)	(10,758)	(31,246)	(32,578)
Net cash used in investing activities	(10,408)	(10,733)	(30,660)	(31,546)
FINANCING ACTIVITIES
Payments made on long-term obligations	(37)	--	(108)	(344)
Refinancing fees	(72)	--	(3,471)	--
Dividends on common stock	(11,591)	(11,553)	(34,719)	(34,652)
Net cash used in financing activities	(11,700)	(11,553)	(38,298)	(34,996)
Net change in cash and cash equivalents	9,998	2,388	24,351	13,203
Cash and cash equivalents at beginning of period	82,007	53,573	67,654	42,758
Cash and cash equivalents at end of period	$ 92,005	$ 55,961	$ 92,005	$ 55,961

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Telephone Operations
Local calling services	$ 21,517	$ 22,631	$ 65,566	$ 69,651
Network access services	19,808	19,949	60,488	62,033
Subsidies	11,200	12,680	33,855	36,704
Long distance services	3,825	4,393	12,243	13,756
Data and Internet services	20,104	19,322	59,752	56,004
Other services	8,310	8,322	25,064	25,645
Total Telephone Operations	84,764	87,297	256,968	263,793
Other Operations	7,784	8,279	23,644	25,822
Total operating revenues	$ 92,548	$ 95,576	$ 280,612	$ 289,615

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
EBITDA:
Net cash provided by operating activities	$ 32,106	$ 24,674	$ 93,309	$ 79,745
Adjustments:
Compensation from restricted share plan	(583)	(621)	(1,673)	(1,740)
Other adjustments, net	(2,270)	(440)	(2,934)	(2,152)
Changes in operating assets and liabilities	(1,126)	10,272	(3,420)	15,259
Interest expense, net	13,447	11,723	37,783	37,675
Income taxes	2,723	(1,049)	10,410	7,015
EBITDA (1)	44,297	44,559	133,475	135,802

Adjustments to EBITDA (2):
Other, net (3)	(5,542)	(5,367)	(13,685)	(18,160)
Investment distributions (4)	6,948	6,928	19,691	20,440
Non-cash compensation (5)	583	621	1,673	1,740
Adjusted EBITDA	$ 46,286	$ 46,741	$ 141,154	$ 139,822

Footnotes for Adjusted EBITDA:
(1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous items.
(4) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(5) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Adjusted EBITDA	$ 46,286	$ 141,154

- Cash interest expense	(12,925)	(36,152)
- Capital expenditures	(10,542)	(31,246)
- Cash income taxes	(2,000)	(6,824)

Cash available to pay dividends	$ 20,819	$ 66,932

Dividends Paid	$ 11,591	$ 34,719
Payout Ratio	55.7%	51.9%

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$ 880,000
Capital leases	4,752
Total debt as of September 30, 2011	$ 884,752
Less cash on hand	(92,005)
Total net debt as of September 30, 2011	$ 792,747

Adjusted EBITDA for the last twelve
months ended September 30, 2011	$ 186,950

Total Net Debt to last twelve months
Adjusted EBITDA	4.24	x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Reported net income attributable to common stockholders	$ 5,818	$ 11,837	$ 18,534	$ 25,807
Change in uncertain tax liabilities	(251)	(4,591)	(251)	(4,591)
Interest reversal on change in uncertain tax positions	(35)	(882)	(35)	(882)
Loss on disposal of assets, net of tax	--	--	--	526
Severance, net of tax	132	--	433	--
Refinancing charges, net of tax	75	--	1,711	--
Non-cash stock compensation, net of tax	401	402	1,081	1,110
Adjusted net income attributable to common stockholders	$ 6,140	$ 6,766	$ 21,473	$ 21,970

Weighted average number of shares outstanding	29,593	29,483	29,593	29,483
Adjusted diluted net income per share	$ 0.21	$ 0.23	$ 0.73	$ 0.75

Calculations above assume a 31.3 and 35.3 percent effective tax rate for the three months ended September 30, 2011 and 2010, respectively. The assumed effective tax rates for the nine months ended September 30, 2011 and 2010 are
35.4 and 36.2 percent, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	September 30,	June 30,	September 30,
	2011	2011	2010
Local access lines in service
Residential	138,090	138,538	141,980
Business	92,161	93,822	97,715
Total local access lines	230,251	232,360	239,695

Total IPTV subscribers	32,981	31,218	27,953

ILEC DSL subscribers (1)	109,572	108,581	104,933
ILEC Broadband Connections	142,553	139,799	132,886

ILEC VOIP subscribers	8,916	8,799	8,770

CLEC Access Line Equivalents (2)	84,706	81,746	73,313

Total connections	466,426	462,704	454,664

Long distance lines (3)	176,626	175,439	172,030

IPTV Homes passed	211,495	209,609	202,948
IPTV penetration of homes passed	16%	15%	14%

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.

(2) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits and SONET-based services to the equivalent of an access line.

(3) Excludes CLEC LD subscribers.
CONTACT: Matt Smith
         Treasurer & Investor Relations
         217-258-2959
         matthew.smith@consolidated.com